As filed with the Securities and Exchange Commission on September 24, 2014

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
______________________

BODY CENTRAL CORP.
(Exact Name of Registrant as Specified in its Charter)

______________________

Delaware	14-1972231
(State or Other Jurisdiction	(I.R.S. Employer Identification No.)
of Incorporation or Organization)

6225 Powers Avenue
Jacksonville, FL 32217
(904) 737-0811
(Address of Principal Executive Offices)
 ______________________

BODY CENTRAL CORP. THIRD AMENDED AND RESTATED 2006 EQUITY INCENTIVE PLAN
BODY CENTRAL CORP. 2014 EMPLOYEE STOCK PURCHASE PLAN
(Full Titles of the Plans)
______________________

Brian Woolf
Chief Executive Officer
Body Central Corp.
6225 Powers Avenue
Jacksonville, FL 32217
(Name and Address Including Zip Code, of Agent For Service)

(904) 737-0811
Telephone Number, Including Area Code
 _________________________

Copies to:

Scott H. Moss, Esq.
Alan Wovsaniker, Esq.
Lowenstein Sandler LLP
65 Livingston Avenue
Roseland, New Jersey 07068
(973) 597-2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Small Reporting Company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, par value $0.001 per share:
Body Central Corp. Third Amended and Restated 2006 Equity Incentive Plan	680,000	$2.55	$1,734,000	$223.34

Body Central Corp. 2014 Employee Stock Purchase Plan	150,000	$2.55	$382,500	$49.27
TOTAL:	830,000 shares		$2,116,500	$272.61

(1) Pursuant to General Instruction E of Form S-8, this Registration Statement covers (i) 680,000 additional shares of common stock issuable under the Body Central Corp. Third Amended and Restated 2006 Equity Incentive Plan (the “2006 Plan”) and (ii) 150,000 shares of common stock issuable under the Body Central Corp. 2014 Employee Stock Purchase Plan (the “ESPP,” or, together with the 2006 Plan, the “Plans”). In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares of common stock as may become issuable under the Plans as a result of stock splits, stock dividends, antidilution provisions, and similar transactions.

(2)  Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the amount of the registration fee and are based on the average of the high and low sales prices of the registrant’s common stock as quoted on the OTC Pink marketplace on September 22, 2014.

EXPLANATORY NOTE

This Registration Statement relates solely to the registration of additional securities of the same class as other securities for which a Registration Statement on this form relating to an employee benefit plan is effective. Pursuant to General Instruction E of Form S-8, this Registration Statement covers (i) 680,000 additional shares of the common stock of Body Central Corp. (the “Registrant”) issuable under the Body Central Corp. Third Amended and Restated 2006 Equity Incentive Plan (the “2006 Plan”), consisting of (x) 50,000 additional shares of common stock issuable under the 2006 Plan as approved by the Registrant’s stockholders at the Registrant’s 2014 Annual Meeting of Stockholders and (y) 630,000 additional shares of common stock issuable under the 2006 Plan as approved by the Registrant’s stockholders at the Registrant’s 2014 Special Meeting of Stockholders; and (ii) 150,000 shares of common stock issuable under the Body Central Corp. 2014 Employee Stock Purchase Plan (the “ESPP” or, together with the 2006 Plan, the “Plans”), which ESPP was approved by the Registrant’s stockholders at the Registrant’s 2014 Special Meeting of Stockholders. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares of common stock as may become issuable under the Plans as a result of stock splits, stock dividends, antidilution provisions, and similar transactions.

The Registrant previously registered an aggregate of 204,620 shares of its common stock for issuance pursuant to the 2006 Plan. Pursuant to General Instruction E of Form S-8, this Registration Statement incorporates by reference the contents of the Registration Statements on Form S-8 previously filed with respect to the Registrant’s 2006 Plan (Registration Nos. 333-171531 and 333-184827).

* * *

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required to be contained in the Section 10(a) prospectus is omitted from this Registration Statement and will be delivered to the participants in the 2006 Plan and the ESPP, respectively, pursuant to Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the note to Part I of Form S-8.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The following documents, which have been filed by Body Central Corp. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”), are hereby incorporated by reference in this Registration Statement (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 28, 2013, filed with the Commission on March 27, 2014;

•	The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 29, 2014 and June 28, 2014, filed with the Commission on May 8, 2014 and August 14, 2014, respectively;

•
The Registrant’s Current Reports on Form 8-K and 8-K/A filed with the Commission on January 8, 2014, February 7, 2014, February 12, 2014, March 26, 2014, April 24, 2014, May 8, 2014, May 9, 2014, May 15, 2014, May 29, 2014, June 27, 2014, June 30, 2014, July 3, 2014, July 3, 2014, July 15, 2014, July 15, 2014, July 16, 2014, August 1, 2014, August 5, 2014, August 14, 2014, August 28, 2014,August 29, 2014, September 2, 2014, September 5, 2014 and September 5, 2014. (in each case, excluding any information deemed furnished under Items 2.02 or 7.01 of Form 8-K, including the related exhibits, which information is not incorporated by reference herein);

•	The Registrant’s Definitive Proxy Statement on Schedule 14A for its 2014 Annual Meeting of Stockholders, filed with the Commission on April 4, 2014;

•	The Registrant’s Definitive Proxy Statement on Schedule 14A for its 2014 Special Meeting of Stockholders, filed with the Commission on August 19, 2014; and

•
The description of the Registrant’s common stock contained in its Registration Statement on Form 8-A, filed with the SEC on October 13, 2010 (including any further amendment or reports filed with the SEC for the purpose of updating such description).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.            Indemnification of Directors and Officers.

 Section 102 of the Delaware General Corporation Law permits a corporation in its certificate of incorporation or an amendment to eliminate or limit the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of law or obtained an improper personal benefit. The Registrant’s fourth amended and restated certificate of incorporation provides that no director shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that Delaware law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, to which he or she is a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper. Section 145(g) of the Delaware General Corporation Law further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against and incurred by such person in any indemnified capacity, or arising out of such person’s status as such, regardless of whether the corporation would otherwise have the power to indemnify under Delaware law.

The Registrant’s fourth amended and restated certificate of incorporation provides that the Registrant must indemnify its directors and officers to the fullest extent authorized by Delaware law and may also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

The Registrant’s amended and restated by-laws provide that the Registrant indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was, or has agreed to become, its director or officer, or is or was serving, or has agreed to serve, at its request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, an “indemnitee”, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom.

The Registrant has indemnification agreements with each its directors and executive officers that, in general, provide that the Registrant will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as a director or officer or in connection with his or her service at the Registrant’s request for another corporation or entity. The Registrant also maintain a general liability insurance policy that covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Registrant’s fourth amended and restated

certificate of incorporation, the Registrant’s amended and restated by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant maintains standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Registrant with respect to indemnification payments that it may make to such directors and officers.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

For a list of exhibits, see the Exhibit Index in this Registration Statement, which is incorporated into this Item by reference.

Item 9.         Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Jacksonville, State of Florida, on this 22th day of September, 2014.

BODY CENTRAL CORP.

By: /s/ Brian Woolf
      Name: Brian Woolf
Title: Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Brian Woolf and Richard L. Walters, and each of them, his attorney-in-fact, with full power of substitution for him in any and all capacities, to sign any amendments to this Registration Statement, including any and all pre-effective and post-effective amendments and to file such amendments thereto, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian Woolf Brian Woolf	Chief Executive Officer and Director (Principal Executive Officer)	September 24, 2014

/s/ Richard L. Walters, Jr. Richard L. Walters, Jr.	Chief Financial Officer (Principal Financial Officer)	September 24, 2014

/s/ Timothy J. Benson Timothy J. Benson	Senior Vice President, Finance (Principal Accounting Officer)	September 24, 2014

/s/ Fred Lamster Fred Lamster	Director and Chairman of the Board	September 24, 2014

/s/ Folline Cullen	Director	September 24, 2014
Folline Cullen

/s/ Bryan Eshelman	Director	September 24, 2014
Bryan Eshelman

/s/ Justin Evans Justin Evans	Director	September 24, 2014

/s/ Erica Niemann Erica Niemann	Director	September 24, 2014

/s/ Ben Rosenfeld	Director	September 24, 2014
Ben Rosenfeld

/s/ Ari Zweiman	Director	September 24, 2014
Ari Zweiman

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1
Fourth Amended and Restated Certificate of Incorporation of Body Central Corp. (incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed with the SEC on September 5, 2014)

4.2	Amended and Restated By-Laws of Body Central Corp. (incorporated by reference to Exhibit 3.2 to Registrant’s Current Report on Form 8-K filed with the SEC on September 5, 2014)

5.1	Opinion of Lowenstein Sandler LLP*

10.1
Body Central Corp. Third Amended and Restated 2006 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 4, 2014)

10.2	Body Central Corp. 2014 Employee Stock Purchase Plan (incorporated by reference from Appendix C to Registrant’s Definitive Proxy Statement filed with the SEC on August 19, 2014)

23.1	Consent of PricewaterhouseCoopers LLP*

23.2	Consent of Lowenstein Sandler LLP (included in Exhibit 5.1)*
24.1	Power of Attorney (included on the signature page to this registration statement on Form S-8)*
___________________
*Filed herewith.